Exhibit 10.41

AMENDMENT TO THE

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made, effective as of December       , 2008 (the “Effective Date”), between U-STORE-IT TRUST, a Maryland real estate investment trust (the “Company”), and STEVEN R. NICHOLS (the “Executive”).

WHEREAS, the Company and the Executive are parties to an amended and restated employment agreement dated as of April 20, 2007 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement to ensure compliance with or exemption from provisions of the Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and guidance; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Agreement.

NOW THEREFORE, in consideration of these premises, and intending to be legally bound, the parties agrees as follows:

1.             Section 7.17 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 409A.

(a)           Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, and its implementing regulations and guidance (“Section 409A”), (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.”

(b)           For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments to the Executive will be deemed a separate payment.

(c)           Notwithstanding any other provision of the Agreement to the contrary, any payment or benefit provided to the Executive upon or following her termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon her “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) (or any successor regulation).

(d)           In the event the payment of any amounts payable pursuant to Section 5 of this Agreement within six months of the date of the Executive’s termination of employment would cause the Executive to incur any additional tax under Section 409A, then payment of such amounts shall be delayed until the date that is six months following the Executive’s termination date (the “Earliest Payment Date”).  If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the        day of December, 2008.

U-STORE IT TRUST

By:	/s/ Dean Jernigan
Name: Dean Jernigan
Title:

EXECUTIVE

/s/ Stephen R. Nichols
STEVEN R. NICHOLS